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                                                                   EXHIBIT 10.20



                                [DRC letterhead]

                                 January 4, 2000


Mr. Irving Weiser
641 S. Westwood Drive
Golden Valley,  MN  55416


Dear Mr. Weiser:

              This letter will confirm the cancellation, by its terms, of that certain Dain Rauscher Corporation Special Executive Non-Qualified Stock Option Agreement, dated as of April 5, 1999 (the "Special Agreement"), by and between Dain Rauscher Corporation ("Dain Rauscher") and you, pursuant to which Dain Rauscher granted to you the right and option (the "Special Option") to purchase all or any part of an aggregate of 150,000 shares of Common Stock outside of Dain Rauscher's 1996 Stock Incentive Plan (the "Plan"). Concurrently with the cancellation of the Special Agreement, and in accordance with its terms, Dain Rauscher granted to you an option pursuant to the Plan to purchase 150,000 shares at an exercise price of $50.00 per share (the "Plan Replacement Option"). As a result of the granting of the Plan Replacement Option, the Special Agreement is hereby terminated and the Special Option granted pursuant thereto is hereby cancelled and is hereafter void and of no further effect.

              Please acknowledge the foregoing by signing and returning to Dain Rauscher one copy of this letter where indicated below.


                                        DAIN RAUSCHER CORPORATION



                                        By:
                                           -----------------------------------
                                             Carla J. Smith
                                               Senior Vice President and
                                               General Counsel


Acknowledged and agreed as of this
4th day of January, 2000:



--------------------------
Irving Weiser